EXHIBIT 3.5

RESOLUTIONS OF THE BOARD OF DIRECTORS

AMENDING THE BY-LAWS AND RATIFYING

NAME CHANGE ACTIONS

RESOLVED, That Section 1.01 of the Second Amended and Restated By-Laws (the “By-Laws”) of Duke Realty Corporation (the “Corporation”) is amended to read as follows:

Section 1.01. Name. The name of the corporation is Duke Realty Corporation

(hereinafter refereed to as the “Corporation”).

FURTHER RESOLVED, That Section 2.01(e) of the By-Laws is amended to read as follows:

(e)           Corporation: “Corporation” shall mean Duke Realty Corporation.

FURTHER RESOLVED, That the reference to the name of the Corporation in the title of the By-Laws and any other reference to the name of the Corporation in the By-Laws is amended to read “Duke Realty Corporation.”

FURTHER RESOLVED, That the actions of the officers and employees of the Corporation in (i) implementing Section 1.01 of the Corporation’s Second Amended and Restated Articles of Incorporation to formally change the Corporation’s name in the records of various federal, state and local governmental organizations, (ii) making a corresponding change to the name of Duke Realty Limited Partnership and (iii) amending other documents and taking other actions associated with such changes are ratified and approved in all respects.